UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2007
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51461 (Commission File No.)	04-3174345 (IRS Employer Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 22, 2007, the Compensation Committee of the Board of Directors of Unica Corporation (the “Company”) approved the Fiscal Year 2007 Executive Incentive Plan (the “2007 Plan”) for executive officers of the Company, including the named executive officers (other than the Sr. Vice President of WorldwideSales). The 2007 Plan is intended to reward executive officers for significant contributions to the Company’s growth and profitability and for the achievement of pre-established individual performance goals. The individual target amounts under the 2007 Plan range from 30% to 77% of the named executive officer’s base salary. The total amount available to all eligible executive officers under the 2007 Plan is based on the Company’s achievement of pre-established total bookings and adjusted operating income targets.
Up to 20% of each participant’s target amounts is eligible for payout after the public release of the Company’s second quarter financial results and was paid in May 2007. The remaining 80% of each participant’s target amounts is eligible for payout after the public release of the Company’s 2007 year-end financial results. The Compensation Committee and the Board of Directors of the Company may change, modify or adjust any provision of the 2007 Plan to serve the interests of the Company. The 2007 Plan is administered by the Company’s chief executive officer, who may determine the amounts of awards, in his discretion, subject to the approval of the Compensation Committee or the Board of Directors.
The foregoing description of the 2007 Plan is not complete and is qualified in its entirety by reference to the 2007 Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
The Company’s Sr. Vice President of Worldwide Sales receives a quarterly bonus based on the attainment of cumulative bookings for the Company. He received a bonus of $31,852 for the first quarter of fiscal 2007 and $36,203 for the second quarter of fiscal 2007.
Item 9.01. Financial Statements and Exhibits.
(d) Fiscal Year 2007 Executive Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

UNICA CORPORATION
May 29, 2007	By:	/s/ Yuchun Lee
Yuchun Lee
Chief Executive Officer, President and Chairman

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fiscal Year 2007 Executive Incentive Plan